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                                                                 EXHIBIT (9)

[ANCHOR NATIONAL LOGO]

[ANCHOR NATIONAL LIFE INSURANCE COMPANY LETTERHEAD]



April 25, 1995



Anchor National Life Insurance Company
1 SunAmerica Center
Los Angeles, CA 90067


Ladies and Gentlemen:

        Having examined and being familiar with the articles of incorporation and by-laws of Anchor National Life Insurance Company ("Anchor National"), the applicable resolutions relating to Variable Annuity Account Four (the "Account"), and other pertinent records and documents, I am of the opinion that:


        1) Anchor National is a duly organized and existing stock life insurance company under the laws of the State of California;

        2) the Account is a duly organized and existing Separate Account of Anchor National; and

        3) the annuity contracts being registered by the Registration Statement will, upon sale thereof, be legally issued, fully paid and nonassessable, and, to the extent that they are construed to constitute debt securities, will be binding obligations of Anchor National, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

        I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement on Form N-4 on behalf of the Account.


Very truly yours,


/s/ SUSAN L. HARRIS

Susan L. Harris